UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2013

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (216) 881-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On August 28, 2013, the Board of Directors of SIFCO Industries, Inc. (“SIFCO” or “the Company”) approved the decision of management to wind down the operations of its Turbine Component Services and Repair Group and close the Company's Custom Machining Company plant located in Minneapolis, Minnesota. There are approximately 50 employees affected by the decision. Management communicated the decision to the affected employees on August 29, 2013. The decision to exit the repair business was made primarily due to its lack of strategic fit with SIFCO's core aerospace and energy forging business, and the Company's desire to focus on growing its SIFCO Forged Components business. The repair business's current profitability and its outlook for future profitability affected the timing of the exit.

In connection with the closure, the Company estimates that it will incur total pre-tax exit costs of approximately $1.87 million to $2.01 million, including employee separation costs of approximately $988,000 to $1.11 million; overhead costs of approximately $600,000; pension curtailment costs of approximately $253,000; and administrative and legal expenses of approximately $30,000 to $50,000. The Company expects the closure process to begin immediately and occur over the next 90 days, during which it will incur the majority of the anticipated exit costs.

A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit         Description

1.	Press Release dated August 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: August 30, 2013                    /s/ Catherine M. Kramer
Catherine M. Kramer
Chief Financial Officer and
Vice President, Finance
7795464 v2
(Principal Financial Officer)